July 1, 2026

Ladies and Gentlemen:

Putnam Investor Services, Inc. (“PSERV”) hereby contractually agrees, as of the date hereof, with respect to all Putnam mutual funds (excluding the funds listed in Schedule A), that the aggregate investor servicing fees attributable to DC Accounts or Non-DC Accounts for each fund will not exceed an annual rate of 0.250% of the fund’s average daily net assets attributable to DC Accounts or Non-DC Accounts (as determined before taking into account any expense reduction or other benefit attributable to balance credits or brokerage credits). This contractual waiver will remain in effect for each fund through the date that is one year following the effective date of the next update of the fund’s registration statement.

In addition, solely with respect to Putnam U.S. Research Fund, Putnam International Small Cap Fund, and, effective as of May 1, 2026, Putnam International Equity Fund (each, an “In-Scope Fund” and together, the “In-Scope Funds”), PSERV hereby contractually agrees to waive all investor servicing fees with respect to Class Y and Class R6 shares of the In-Scope Funds. This waiver will apply prior to any contractual waiver agreed to by Putnam Investment Management, LLC with respect to In-Scope Fund expenses. This contractual waiver will remain in effect for each In-Scope Fund through one year following the effective date of the next update of the In-Scope Fund’s registration statement.

In addition, solely with respect to Putnam U.S. Research Fund and first effective upon the closing of the Reorganization (as defined below), PSERV hereby contractually agrees to waive investor servicing fees of Class A, Class C, and Class R shares of the fund by 0.01% annually (measured on a fiscal year basis). This waiver will commence upon the closing of the reorganization of the Putnam Sustainable Future Fund with and into Putnam U.S. Research Fund (the “Reorganization”), and remain in effect through the expiration of the one-year period following the effective date of the next update of the Putnam U.S. Research Fund’s registration statement after the closing of the Reorganization.

Any capitalized term not defined herein shall have the meaning assigned to the term in the Compensation Memorandum dated September 5, 2024.

Effective on July 1, 2026, this contractual undertaking supersedes any prior contractual expense limitation provisions between PSERV and the funds. This undertaking shall be binding upon any successors and assignees of PSERV.

A copy of the Declaration of Trust (including any amendments thereto) of each of The Putnam Funds is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Putnam Fund as trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of each Putnam Fund with respect to its obligations under this instrument. Furthermore, notice is given that the assets and liabilities of each series of each Putnam Fund that is a series company are separate and distinct and that the obligations of or arising out of this instrument are several and not joint or joint and several and are binding only on the assets of each series with respect to its obligations under this instrument. Each fund is acting on its own behalf separately from all of the other investment companies and not jointly or jointly and severally with any of the other investment companies.

Very truly yours,

PUTNAM INVESTOR SERVICES, INC.

By:	/s/ Karen L. Walsh
Karen L. Walsh, Senior Vice President

Agreed and accepted by each Putnam mutual fund, including

each variable trust mutual fund

By:	/s/ Jonathan S. Horwitz
Jonathan S. Horwitz
Executive Vice President, Principal
Executive Officer, and Compliance Liaison

Schedule A

Putnam Target Date Funds

- Putnam Retirement Advantage Plus Maturity Fund (to be renamed Franklin Retirement Advantage Plus Maturity Fund)

- Putnam Retirement Advantage Plus 2070 Fund (to be renamed Franklin Retirement Advantage Plus 2070 Fund)

- Putnam Retirement Advantage Plus 2065 Fund (to be renamed Franklin Retirement Advantage Plus 2065 Fund)

- Putnam Retirement Advantage Plus 2060 Fund (to be renamed Franklin Retirement Advantage Plus 2060 Fund)

- Putnam Retirement Advantage Plus 2055 Fund (to be renamed Franklin Retirement Advantage Plus 2055 Fund)

- Putnam Retirement Advantage Plus 2050 Fund (to be renamed Franklin Retirement Advantage Plus 2050 Fund)

- Putnam Retirement Advantage Plus 2045 Fund (to be renamed Franklin Retirement Advantage Plus 2045 Fund)

- Putnam Retirement Advantage Plus 2040 Fund (to be renamed Franklin Retirement Advantage Plus 2040 Fund)

- Putnam Retirement Advantage Plus 2035 Fund (to be renamed Franklin Retirement Advantage Plus 2035 Fund)

- Putnam Retirement Advantage Plus 2030 Fund (to be renamed Franklin Retirement Advantage Plus 2030 Fund)

- Putnam Retirement Advantage Maturity Fund (to be renamed Franklin Retirement Advantage Maturity Fund)

- Putnam Retirement Advantage 2070 Fund (to be renamed Franklin Retirement Advantage 2070 Fund)

- Putnam Retirement Advantage 2065 Fund (to be renamed Franklin Retirement Advantage 2065 Fund)

- Putnam Retirement Advantage 2060 Fund (to be renamed Franklin Retirement Advantage 2060 Fund)

- Putnam Retirement Advantage 2055 Fund (to be renamed Franklin Retirement Advantage 2055 Fund)

- Putnam Retirement Advantage 2050 Fund (to be renamed Franklin Retirement Advantage 2050 Fund)

- Putnam Retirement Advantage 2045 Fund (to be renamed Franklin Retirement Advantage 2045 Fund)

- Putnam Retirement Advantage 2040 Fund (to be renamed Franklin Retirement Advantage 2040 Fund)

- Putnam Retirement Advantage 2035 Fund (to be renamed Franklin Retirement Advantage 2035 Fund)

- Putnam Retirement Advantage 2030 Fund (to be renamed Franklin Retirement Advantage 2030 Fund)